Exhibit 10.2

FORM OF PROPERTY MANAGEMENT AGREEMENT

THIS PROPERTY MANAGEMENT AGREEMENT, dated as of [•], 2014 (this “Agreement”), between [•], a [•] (“Owner”), having an office at 225 West Washington Street, Indianapolis, Indiana 46204, and [•] (“Manager”), having an office at [                                              ].

RECITALS:

WHEREAS, Owner is the fee owner of the land located in [•], [•], on which is located an enclosed regional shopping center and related improvements known as [•] (“Property”); and

WHEREAS, Owner desires to retain Manager to render various services in connection with the management and leasing of Property.

NOW THEREFORE, Owner and Manager hereby agree as follows:

ARTICLE I
TERM

Section 1.1.                                 Term.  The term of this Agreement shall commence as of the date hereof (the “Effective Date”) and continue for a period of two (2) years from the last day of the month in which the Effective Date occurs (the “Anniversary Date”).  The Anniversary Date for this Agreement shall be [•].  This Agreement shall be automatically renewed annually (that is, with respect to each year thereafter) unless terminated earlier by Owner or Manager on or after the Anniversary Date upon one hundred eighty (180) days’ prior notice to the other party, or as provided in Article V hereof.

ARTICLE II
MANAGEMENT SERVICES

Section 2.1.                                 Duties of Manager.  Manager shall manage, serve, lease, maintain and operate Property, from and after the date hereof until this Agreement shall be terminated pursuant to Article V hereof.

Section 2.2.                                 Management.  Manager shall manage and operate Property as a regional shopping center in a manner consistent with the standards established for regional shopping centers of similar design, size and quality, and provide services to Property and Owner in a manner consistent with industry standards for the management of comparable properties that are owned by third parties and in compliance with the leases and occupancy and operating agreements with tenants or other occupants of Property.  Manager shall, in connection with such management and operation, perform the following services with due diligence, prudence, skill and care (subject to payment of Manager’s fees and expenses as provided in Article IV and subject to Article VII hereof):

(a)                                 Bill, or cause to be billed, tenants for rent and all other charges; use its best efforts to collect, or cause to be collected, for Owner’s account such rent and other charges due from all tenants and occupants of Property and to obtain and review and audit or cause to be audited, when deemed appropriate by Manager or Owner, statements of sales furnished by tenants to support their payments of percentage rentals and deductions thereagainst and to remit the amount thereof to Owner, along with copies of said statements, at the times and in the manner hereinafter set forth; serve notices upon tenants to quit and surrender space occupied by them when such tenants are in default under their leases after applicable notice and grace periods, if any; sue on behalf of Owner for rent and other charges which may at any time be or become due from any tenant; and institute summary proceedings to recover possession of space;

(b)                                 Maintain an office or offices for the management of Property and pay the salaries of all employees of Manager (or its affiliate) at Property and all other expenses in connection with the operation of any office or offices of Manager, including telephone, facsimile, stationery of Manager, and heat and light for the area or areas occupied at Manager’s office(s).  Manager shall have the right to use the fixtures, furniture, furnishings and equipment which are the property of Owner in said office space;

(c)                                  Make or cause to be made such ordinary repairs, alterations and improvements to Property as approved in the Budget, including those of a structural nature, and purchase such supplies, tools and equipment (which shall be the property of Owner) necessary for such repairs, alterations and improvements as it deems advisable or necessary; provided, however, that Manager shall obtain the written consent of Owner to any capital expenditure or related group of capital expenditures (unless included in the Budget); further provided, however, that if Manager in its prudent business judgment believes emergency repairs or replacements are necessary for the preservation or safety of Property or persons, or to avoid the suspension of any necessary service in or to Property, Manager may carry out said repairs, irrespective of the cost thereof; and whether or not included in the Budget, without the prior approval of Owner; provided that Manager acts reasonably in making such repairs.  Manager shall furnish Owner with a written report submitted within three (3) days of making such emergency repairs describing the cause of such repairs and the actual repairs undertaken.  In connection therewith, Manager may engage architects, engineers or other similar experts acceptable to Owner;

(d)                                 Purchase all equipment, tools, appliances, materials, supplies and uniforms necessary or desirable for the maintenance or operation of Property and credit to Owner any and all discounts or commissions obtained for such purchases;

(e)                                  Consistent with the Budget, contract or arrange for the furnishing of services appropriate or necessary for the operation, maintenance and security of Property; provided, however, that with respect to any contract having a term longer than one year or requiring annual payments in excess of $50,000, such contract shall (i) be in the name of Manager, (ii) be assignable, at the option of Owner, to Owner or its nominee, (iii) be cancelable by Owner or Manager on not less than thirty (30) days’ written notice without cause, and (iv) require all contractors to provide evidence of insurance as required by Owner;

(f)                                   Engage, pay, supervise and discharge such employees as Manager deems necessary for the administration, operation, maintenance and security of Property, all such employees to be in the employ of Manager (or its affiliate) and not in the employ of Owner;

(g)                                  Pay interest and amortization on any mortgages encumbering Property, insurance premiums, and all taxes and assessments, water and sewer rents and other charges and assessments of every kind or nature imposed with respect to Property (in each case, if instructed by Owner to do so); when the books of tentatively assessed valuation of the taxing authority having jurisdiction over Property are opened for public inspection each year, ascertain the assessment of Property, and report such assessment to Owner, and make recommendations with respect thereto, and if instructed by Owner, defend against, seek revision of, protest, challenge or appeal from any tax or assessment or charge deemed improper or excessive and seek a refund thereof (all of the foregoing actions, if undertaken, shall, in the discretion of Owner, be taken in the name of Owner or in the name of Manager, and, in such connection, Manager may employ such real estate appraisers and other experts as Manager and Owner deem necessary or appropriate in connection with such claim, subject, however, to the approval of such appraisers and other experts by Owner);

(h)                                 Furnish or supply to the tenants or other occupants of Property, and obtain from others in connection with Property, such services as shall be required to be furnished or supplied by Owner under the leases (including any amendments thereto) and any operating, occupancy or other agreements affecting Property, including, without limiting the generality of the foregoing: electricity, gas, water treatment, telephone, window cleaning, gardening, landscaping, planting, replanting and replacing flowers and shrubbery; painting and decorating; policing and regulating automobile and pedestrian traffic, sanitary control, extermination and sump maintenance and improvements; removal of rubbish, garbage and other refuse; security; machinery, equipment, vehicles and supplies used in the operation and maintenance of the common areas of Property; replacement of paving, curbs and walkways; drainage; music program services and loudspeaker system; heating, ventilating and air conditioning of any enclosed center area; cleaning, including carpeting or other floor coverings; maintenance of decorations in any center area; and water for fountains, if any, in any central area of Property;

(i)                                     Process in a reasonable manner all bills received for services, work and supplies ordered in connection with maintaining and operating Property and pay or cause to be paid in a timely manner, from funds furnished by Owner, only those bills which Manager reasonably believes to be legitimate and proper;

(j)                                    Supervise the moving in and out of tenants and subtenants and arrange the dates and times thereof so that there shall be a minimum of disturbance to the operation of Property and of inconvenience to other tenants and occupants and their customers;

(k)                                 Cause to be prepared and filed all necessary forms relating to the maintenance and operation of Property required by any federal, state, county or municipal authorities;

(l)                                     Set up and maintain orderly and accurate files containing original bank statements, canceled and voided checks, rent records, insurance policies, leases and subleases, correspondence, receipted bills, purchase orders, vouchers and all other material documents and papers pertaining to Property (including, without limitation, certificates of occupancy) and the operation and maintenance thereof, the same to be and at all times to remain the property of Owner, and Manager shall upon request of Owner and upon reasonable prior notice make the same available to Owner, Owner’s accountants, attorneys and other representatives, and shall deliver the same to Owner or its agents on demand from Owner and immediately upon termination of this Agreement;

(m)                             Cooperate with the accountants, auditors and other representatives of Owner and assist in facilitating any audits or periodic inspections of the books of account and all other documentation of Owner and the books of account of Manager, the costs of which would be paid by Owner;

(n)                                 Cooperate with the accountants of Owner in regard to the preparation and filing of federal, state, city and any other income and other tax returns required by any governmental authority (including the preparation and filing by Manager of any applicable Form 1099 within the time required by law);

(o)                                 Advise Owner annually, with respect to the insurance coverage for Property and its tenants, and procure, if requested by Owner, and maintain, at the sole cost and expense of Owner, liability insurance policies, fire, rent, plate glass, boiler, water damage and any other insurance as Owner may elect to carry, with coverage and from carriers reasonably satisfactory to Owner, each such policy to name Manager as an additional insured; and promptly investigate and, in its reasonable judgment, make written reports to the insurance carrier(s) as to claims for damages relating to ownership, operation, management and maintenance of Property or by any tenants or third parties, as well as (and including) any damage or destruction to Property and the estimated cost of repair.  Manager shall acquaint itself with all terms and conditions of the insurance policies and cooperate with, and make all reports required by, the insurance carrier(s) and shall not knowingly do anything to jeopardize the rights of Owner or any other party insured under said policies;

(p)                                 No later than thirty (30) days prior to the end of each fiscal year of Owner, Manager shall prepare and submit to Owner a proposed operating and capital budget, together with supporting data and assumptions used, in respect of Property setting forth (i) a statement of proposed capital and other expenditures to be made by Manager in the succeeding fiscal year, including cost and timing estimates therefor, (ii) the estimated receipts, expenditures, escrow deposits and reserves for the next succeeding fiscal year on a monthly basis, showing the expected sources of funds, and (iii) the estimated net cash flow from Property for the next succeeding fiscal year.  Such proposed budget shall be subject to the approval of Owner (such budget, as so approved, together with any modifications thereto approved by Owner, being herein called a “Budget”).  Manager shall use reasonable efforts to implement such Budget and shall be authorized, without the need for further approval by Owner, to make the expenditures and incur the obligations provided for in such Budget.  Until such time as Owner approves any Budget,

Manager shall continue to follow the most recent Budget and shall be authorized to make expenditures in accordance therewith (other than with respect to items of non-recurring discretionary capital expense already incurred).  Owner shall have the right to make further revisions to the Budget; provided that Owner notifies Manager of any such further revisions;

(q)                                 To the extent directed by Owner, enforce any environmental compliance clause in any lease.  Manager shall notify Owner of any circumstance actually known to exist regarding noncompliance with environmental laws that may have a material impact upon Property;

(r)                                    Perform the administrative duties of Owner in connection with any merchants’ association or marketing, advertising or promotional fund established in connection with Property;

(s)                                   Furnish to Owner, upon receipt by Manager, copies of (i) all written notices of violations by Owner of law or municipal ordinances or orders issued by any governmental authority or by any board of fire underwriters or other similar body, (ii) all written notices from any mortgagee claiming any default in any mortgage on Property and (iii) any notices of default given pursuant to any reciprocal easement agreement, parking agreement or similar agreements pertaining to Property (collectively, the “REA”) by any party thereto;

(t)                                    Cooperate in supplying information to prospective purchasers or mortgagees of Property at the direction of Owner;

(u)                                 Administer the REA; and

(v)                                 Coordinate the construction of tenant improvements which may, in Manager’s discretion, include the following services:  contact tenants or their architects with respect to obtaining tenant drawings and coordinate such drawings with the criteria of Owner for tenant construction; process tenant drawings with the appropriate building department for issuance of building permits for such tenant work if not otherwise procured by the applicable tenant or its representative; consult with tenants concerning obtaining contractors, if necessary, for such construction; coordinate and bill all sprinkler charges and air conditioning reimbursable charges from tenants; review all construction at Property by tenants’ contractors; assist tenants, if necessary, to complete such construction by the date required pursuant to the tenant’s lease; and assist tenants, if necessary, in obtaining all necessary inspections by building department officials so that tenants may open for business by the dates set forth in the tenants’ leases.

Section 2.3.                                 Leasing.  During the term of this Agreement, Manager shall be Owner’s exclusive agent for all new and renewal and expansion leases for Property and shall use commercially reasonable efforts in (a) retaining tenants for Property, and (b) assisting and cooperating fully with any third-party leasing agent or broker engaged from time to time by an existing or prospective tenant in accordance with the Leasing Guidelines (as hereafter defined) in effect from time to time.  The following describes Manager’s duties hereunder:

(a)                                 Subject to the terms hereof, Manager shall use commercially reasonable efforts to procure occupants to lease (and maintain such leasing of) all of the rentable area of Property (including temporary and seasonal rental area) on terms (unless Owner otherwise agrees) within the Leasing Guidelines for leases at Property.  Manager shall negotiate and prepare all leases (and/or renewals, extensions, modifications, amendments or terminations thereof) on behalf of Owner and shall submit all such documents to Owner for its review, approval and execution.  All leases shall be executed by Owner and Manager is not authorized to bind Owner in connection with any leases;

(b)                                 Promptly following execution of this Agreement, Manager shall develop and present to Owner for its review and approval a lease form for use at Property.  Manager shall coordinate with manager of Property in the preparation of such form.  Following approval by Owner of such lease form, such approved lease form (the “Standard Lease Form”) shall thereafter be used for the preparation of all new leases.  The Standard Lease Form may be revised with the approval of Owner from time to time;

(c)                                  All leases (other than temporary or seasonal leases, specialty leases and corporate sponsorships) shall be forwarded to Owner for approval, even those leases which are otherwise within the Leasing Guidelines.  Manager shall submit a lease request form (a “Lease Request Form”) which shall contain a written request for Owner’s consent together with the following information:  (i) the tenant’s name and proposed lease term, (ii) the basic, additional and percentage rent to be paid, (iii) the square footage of the premises, (iv) any tenant improvement, free rent, tenant allowances and other incentives, (v) the proposed use of the premises, (vi) credit information regarding the tenant, (vii) any services to be provided to the tenant that are believed by Manager to be non-customary, (viii) any parking arrangements other than access to the common area parking lots, (ix) any exclusivity provisions, (x) any tenant termination rights, (xi) any co-tenancy requirements, (xii) any fee to a Third-Party Broker, and (xiii) significant changes, or a copy marked to show changes, from the Standard Lease Form.  The Lease Request Form shall be sent to the parties identified for the receipt of Lease Request Forms in Section 9.3 of this Agreement.  If Owner fails to approve or disapprove a proposed lease within ten (10) business days, Owner shall be deemed to have approved such lease;

(d)                                 Manager may defer negotiation of any lease until the terms are approved by Owner as provided in Section 2.3(c) above, in which case any substantive changes to the business terms previously approved, and any substantive changes in the Standard Lease Form, must be resubmitted to Owner for its approval.  If Owner fails to approve or disapprove such substantive changes within ten (10) business days, Owner shall be deemed to have approved such substantive changes;

(e)                                  Leases will be prepared and negotiated by Manager’s in-house legal counsel and/or Manager’s leasing staff.  Outside counsel may be used at the expense of Owner for anchor tenants and big box tenants and, with the consent of Owner, for national tenants insisting on utilizing such tenant’s lease form and for leases where extraordinary time requirements are imposed to obtain lease completion;

(f)                                   Once approved by Owner, a lease will be executed by tenant and forwarded to Owner for execution.  Owner will execute approved leases promptly;

(g)                                  Owner hereby authorizes Manager to negotiate the terms of, and to execute on behalf of Owner, all temporary or seasonal leases, specialty leases, licenses and corporate sponsorships at Property.  Manager shall provide copies of all such leases, licenses and sponsorships to Owner and shall coordinate the tenancy or rights of the tenant, licensee or sponsor.  Notwithstanding the foregoing, if Manager or an affiliate of Manager has a national or regional agreement with a sponsor, Manager shall disclose the existence of such agreement to Owner, and Owner shall approve the proposed terms and conditions of such sponsorship at Property.  Manager shall not be required to disclose confidential or proprietary information in any such national or regional contract;

(h)                                 With regard to any termination, amendment, assignment, renewal, relocation or modification of any lease, Manager shall provide a lease modification form (“Lease Modification Form”) to Owner for its consent and approval.  The Lease Modification Form shall contain (i) the tenant’s name and proposed lease term, if applicable, (ii) the proposed modification, (iii) any tenant improvement, free rent, tenant allowances and other incentives, and (iv) significant changes, or a copy marked to show changes, from the Standard Lease Form.  The Lease Modification Form shall be sent to the parties identified for the receipt of Lease Request Forms in Section 9.3 of this Agreement;

(i)                                     Manager shall provide to Owner, and at the request of Owner, to Owner’s lender(s), a true and complete copy of each executed lease, or sublease or termination, amendment, assignment or modification thereof, within fifteen (15) days after its execution;

(j)                                    No later than sixty (60) days after the date of this Agreement, and thereafter not later than thirty (30) days prior to the commencement of each calendar year for Property, Manager shall prepare and submit for Owner’s approval proposed leasing guidelines for Property for the ensuing calendar year which shall include (i) the most recent rent roll for Property, (ii) base, additional and percentage rent parameters for the leasing of vacant space at Property, (iii) tenant improvement, free rent, tenant allowances and other incentive parameters for the leasing of such space at Property, and (iv) a description of the nature of acceptable tenants for the vacant space at Property.  Once approved by Owner, such submission shall constitute the “Leasing Guidelines” hereunder.  The Leasing Guidelines shall be subject to an annual review by Owner, and Manager shall consult with Owner and revise the Leasing Guidelines to the extent necessary to obtain Owner’s approval as a result of each such review;

(k)                                 Manager shall coordinate the activities of management, marketing and research and leasing personnel to implement the leasing program for Property;

(l)                                     Manager shall not, without the consent of Owner, permit any Person to occupy any space in Property without a written lease or without the obligation to pay rent thereunder; and

(m)                             Manager shall approve, supervise and coordinate the design of each tenant’s or other occupant’s store to the extent contemplated by such occupant’s respective lease at Property, including without limitation, obtaining and reviewing design drawings for such occupant’s store front, and shall monitor the progress of such occupant’s construction of its improvements at Property to insure compliance with applicable lease requirements.

Section 2.4.                                 Third-Party Brokers.  Any commissions to an outside broker (“Third-Party Broker”) shall be paid by and shall be subject to approval by Owner as provided in Exhibit “A.”  Manager agrees to indemnify and hold Owner harmless from and against any and all claims, liabilities, fees, suits, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) which Owner may incur by reason of any broker or person, corporation or entity acting or claiming to have acted as a broker, finder or in a similar capacity claiming a commission, fee or other similar compensation by reason of having dealt with, or claimed to have dealt with, Manager in connection with any lease, except, in any such case, to the extent of Owner’s negligent acts or omissions or willful misconduct.

Section 2.5.                                 Leasing Plan.  Within sixty (60) days of the commencement of the term of this Agreement, Manager shall develop a plan for all space that is anticipated to be available for leasing during the current calendar year with respect to the initial year of this Agreement (the “Leasing Plan”).  Manager shall prepare a draft Leasing Plan by August 15 of each year with respect to each subsequent calendar year of this Agreement which can be used for preparing the budget.  Manager shall submit the final Leasing Plan to Owner not later than November 1 of each year.  The Leasing Plan shall contain a brief narrative description of the anticipated market, tenant spaces with expiring leases or other vacant space for the upcoming calendar year, projected rental rates for each space, proposed terms for new leases or other vacant space for the upcoming calendar year, projected rental rates for each space, proposed terms for new leases, Renewal Leases, and Expansion Leases (both, as hereinafter defined), proposed concessions to tenants, proposed costs of tenant improvements to be paid or performed by Owner, proposed commissions to tenants’ brokers, and other estimated costs of Owner associated with securing leasing for Property.  The Leasing Plan must be acceptable in all respects to Owner.

Section 2.6.                                 Quarterly Leasing Reports.  Manager shall prepare quarterly leasing reports for Owner.  Said reports shall be forwarded to Owner by the 15th day of February, May, August, and November.  Such reports shall set forth in detail Manager’s activities during the preceding quarter, including a brief description of the progress of all significant lease negotiations, the name of each tenant that has accepted occupancy or vacated its premises during the quarter and the dates of such occupancies or vacancies.  The report will also generally describe the progress of Manager’s leasing program from the beginning of the term to the date of the report.

Section 2.7.                                 Negotiation of Withdrawal.  Owner may withdraw from any lease negotiations and refuse to continue therewith at any time for any reason whatsoever, including, without limitation, Owner’s arbitrary desire not to lease the subject premises to a tenant, or the inability of Owner to agree thereon, and no compensation, fee or Leasing Commission (as hereinafter defined) shall be deemed earned by or payable to Manager even though the lease fails to be consummated solely because of Owner’s refusal to continue the negotiations or to execute or deliver such lease.  If for any reason the Conditions (as hereinafter defined) of a lease shall not be fulfilled, Owner shall have no obligation or liability to Manager with respect to such lease.  Owner shall have no obligation to resort to any legal remedy or take any other action to cause one or more of the Conditions to be satisfied.

Section 2.8.                                 Post-Termination Obligations as to Commissions.  Within fifteen (15) days after the expiration or notification to Manager of the termination of this Agreement, Manager and Owner shall mutually agree on a list of any prospective tenants with whom Owner was Actively Negotiating (as hereinafter defined) as of the date of such expiration or notice of termination.  If within one hundred eighty (180) days after the date of the expiration or termination of this Agreement (the “Post-Termination Period”) a new lease, Renewal Lease or Expansion Lease (as hereinafter defined) is entered into with any prospective tenant identified by Manager on the list as set forth above, then Manager shall, subject to the satisfaction of the Conditions (as hereinafter defined), receive a Leasing Commission (as hereinafter defined) for such transaction calculated in accordance with the terms of this Agreement.  After the expiration or Manager’s receipt of notice of termination of this Agreement, Manager shall not commence or continue negotiations for any lease arrangements without first obtaining the prior written consent of Owner.  This Section 2.8 shall survive expiration or termination of this Agreement.  For the purpose of this Section 2.8, the term “Actively Negotiating” shall mean either that (a) Manager, with Owner’s approval, shall have submitted a written, bona-fide offer to the prospective tenant or such tenant’s broker which, within the one hundred eighty (180)-day period prior to the expiration or notification to Manager of the termination of its Agreement, has been accepted or responded to by a written counter-offer, the terms of which counter-offer are then being negotiated, or (b) Manager, with the prospective tenant’s authorization, shall have submitted to Owner a written, bona-fide offer by such tenant or such tenant’s broker which, within the one hundred eighty (180)-day period prior to the expiration or notification to Manager of the termination of this Agreement, has been accepted or responded to by a written counter-offer submitted by Manager, on behalf of Owner, and the terms of which counter-offer are then being negotiated.

Section 2.9.                                 Power of Attorney.  Owner authorizes Manager, for the account of Owner, and on its behalf, to the extent specified herein, to perform any lawful act or do anything lawful and necessary or desirable in order to carry out Manager’s obligations hereunder.

ARTICLE III
COVENANTS OF MANAGER

Section 3.1.                                 General Covenants of Manager.  Manager covenants and agrees that it shall, at all times during the term of this Agreement:

(a)                                 Provide such personnel as it reasonably deems necessary for the proper operation and maintenance of Property (subject to the Budget and the provisions of Section 2.2(f) above) so that Property shall be operated, maintained and staffed in a manner reasonably satisfactory to Owner.  Such employees shall be in the employ of Manager (or its affiliate) or in the employ of other firms, corporations or persons which may be engaged by Manager for such services.  All such employees shall be covered by workers’ compensation and such other insurance as shall be required by Owner and applicable governmental authorities or unions, if any.  Manager agrees that it shall at all times employ an experienced, permanent, full-time, on-site manager for Property;

(b)                                 At the expense of Owner, comply or cause to be complied with all building codes, zoning ordinances, orders and requirements of, and take all steps necessary to remove any and all violations filed against Property by any state, federal or local governmental or quasi-governmental authorities or any agency thereof having jurisdiction with respect to Property, including requirements of the insurance companies and boards of fire underwriters.  Manager may, with the consent of Owner, and shall if instructed by Owner, defend against, seek revision of or protest, appeal or challenge any such requirements;

(c)                                  At the expense of Owner, comply or cause to be complied with the terms and provisions of all ground or underlying leases, reciprocal easement agreements, tenant or occupancy leases, mortgages, easements, restrictions or covenants or any other material agreements affecting Property, in each case to the extent that such terms and provisions relate to the operation, leasing, maintenance or physical condition of Property following the date hereof or involve periodic debt service or rental payments;

(d)                                 At Manager’s sole expense, comply with any applicable real estate brokerage licensing or qualification laws, rules, regulations or other requirements as applicable;

(e)                                  Maintain separate books of account on an accrual basis in accordance with (i) the method used for reporting financial information in connection with the federal income tax returns of Owner, and (ii) generally accepted accounting principles, with correct entries of all receipts and expenditures incident to the operation of Property and the performance of this Agreement and complete and accurate records of all transactions relating to Property, including receipts and data relating thereto, in such form as agreed to from time to time by Owner and Manager.  All books of account, records, correspondence, files and other documents shall be the property of Owner and shall, at all times, be open for inspection by Owner or, if applicable, the partners of Owner and their respective officers or authorized agents upon reasonable prior notice during business hours;

(f)                                   Prepare and send to Owner, within twenty (20) days after the end of each calendar month, a monthly and year-to-date statement of operations (on an accrual basis) for Property in the form or forms agreed to from time to time by Owner and Manager and showing in reasonable detail the income and operating and other expenses thereof and accounts receivable of Owner.  Concurrently therewith, Manager will provide Owner with reports concerning tenant sales and tenant move-ins and move-outs;

(g)                                  Give prompt and timely written notice to Owner of any lawsuits, actions or proceedings instituted or threatened in writing against Manager or Owner or any other third-party claim against Manager or Owner in excess of $50,000 which are not covered by any policies of insurance maintained by or for the benefit of Owner, arising out of this

Agreement, Manager’s duties hereunder or ownership or use of Property promptly after Manager receives notice thereof;

(h)                                 Subject to the last sentence of Section 4.1(a), at the expense of Owner, attend from time to time, either at Property or at Owner’s principal office, such meetings, conferences or consultations as Owner may reasonably require;

(i)                                     Faithfully and diligently manage, lease and operate Property in accordance with the terms of this Agreement;

(j)                                    Promptly notify Owner of any taking or proposed taking by eminent domain which may affect Property or the area in the general vicinity thereof, make recommendations with respect to the advisability of challenging, compromising or settling any such proceeding and, with the approval or at the direction of Owner, act on Owner’s behalf and at its expense in connection with any such proceeding in eminent domain;

(k)                                 Engage reputable counsel for the benefit of Owner, who shall be approved by Owner, to advise on all legal matters and to conduct all legal proceedings affecting Property in connection with the management and operation thereof in the ordinary course of business, all at the expense of Owner.  Notwithstanding the foregoing, before any material lawsuit is commenced in the name of Owner, Manager shall consult with Owner as to the need for such action, and Owner shall promptly direct Manager as to the course of action for Manager to take; and

(l)                                     Cooperate with independent certified public accountants, who shall be designated and engaged by Owner for the purpose of conducting audits of Manager’s accounts with respect to Property and to advise on all accounting matters affecting Property or arising out of the performance of Manager’s duties hereunder.

Section 3.2.                                 Additional Covenants of Manager.  Manager covenants and agrees that it shall not at any time during the term of this Agreement:

(a)                                 Sell, assign, transfer, pledge or hypothecate this Agreement or any of its rights hereunder without the prior approval of Owner, except as set forth in Article VIII; or

(b)                                 Engage or employ, without the prior approval of Owner, any real estate brokers or agree to pay or obligate Owner to pay any compensation, fee or commission to any real estate broker or make any representation with respect to brokerage commissions to any real estate broker.  Except as may be agreed to from time to time by Manager and Owner in connection with additional services set forth in Section 4.4 of this Agreement, it is further understood that neither Manager nor its employees nor any affiliated or related (i.e., parent or subsidiary companies or corporations, or companies or corporations in which the stockholders of Manager are stockholders or partners) companies of Manager shall claim any brokerage compensation, fee or commission by reason of this Agreement or otherwise unless specifically and in each case agreed to in writing by Owner.

ARTICLE IV
COMPENSATION

Section 4.1.                                 Management Fee.

(a)                                 For its management services under this Agreement Manager shall be paid (exclusive of other reimbursements provided for by this Agreement) an annual property management fee equal to two and one-half percent (2.5%) of the Gross Rent (as hereinafter defined) commencing on the date hereof.  The annual management fee shall be payable in monthly installments, based upon the prior month’s Gross Rent, commencing on the fifteenth (15th) day of the month following the date hereof and on the fifteenth (15th) day of each month thereafter (for the prior month).  Such fee will be prorated on a daily basis with respect to any period of less than a full calendar month.  In addition to said management fee, Manager shall receive funds to cover its reasonable out-of-pocket costs, expenses, fees, charges and outlays incurred in connection with the proper performance by Manager of its duties under this Agreement, to the extent included in the Budget (or otherwise approved by Owner or incurred in connection with an emergency to protect against property damage and personal injury), including (i) all salaries of on-site personnel who do not perform any other duties for any other properties which Manager may manage or for any of Manager’s parent, subsidiary or affiliated companies or corporations, (ii) off-site expenses properly allocable to the management of Property such as travel, entertainment, professional education and conventions, (iii) all amounts payable by Manager for the account or benefit of Owner, consistent with the terms of this Agreement, to any firm, corporation or person engaged by Manager for the servicing, maintenance, repair or operation of Property or any part or phase thereof (including all out-of-pocket costs incurred in connection with an emergency to protect against property damage and personal injury), and (iv) all expenses and out-of-pocket costs otherwise approved by Owner, but excluding (other than as expressly provided below) (A) salaries and other compensation of supervisory management personnel not located at Property (except as otherwise expressly provided for herein or in any Budget), (B) overhead expenses of Manager incurred in its general offices and fidelity insurance premiums and (C) any expenses of Manager incurred by reason of Manager’s gross negligence, willful misconduct or failure to comply with the terms, provisions and covenants of this Agreement.  References herein to “expense of Owner,” when used in relation to actions or duties of Manager, shall be deemed to refer to the actual out-of-pocket cost thereof.

(b)                                 “Gross Rent” shall mean the sum of (i) the minimum and the percentage rentals received from or on behalf of all tenants and occupants of Property (whether pursuant to initial leases or renewals thereof), including such sums received from temporary tenants and such additional items of new income received from tenants which are not being received from tenants as of the date hereof and which are not otherwise expressly excluded from the computation of Gross Rent as provided below, and (ii) income received from the operation of any parking garage or other parking facility located on and constituting part of Property.  Gross Rent shall not include amounts received from tenants or otherwise on account of (i) real estate taxes or assessments, (ii) common area maintenance charges, (iii) merchants’ association dues and promotional fund charges, (iv) any and all reimbursements, including insurance reimbursements and reimbursements for landlord’s work or work performed or labor or materials furnished and any expense incurred on behalf of tenants other than new items of reimbursement as provided above, (v) environmental, utility, sprinkler and other charges paid by tenants or other occupants of Property other than new items as provided above, (vi) security or other deposits until same are forfeited by the persons making such deposits, (vii) parking charges, and (viii) interest earned on the investment of Owner’s funds.  For purposes of the definition of Gross Rent, additional items of new income items shall not include charges or reimbursements collected from tenants under existing leases which are hereafter collected under renewal leases or leases with new tenants.

Section 4.2.                                 Leasing Commissions.  All leasing commissions (“Leasing Commissions”) due and payable under this Agreement shall be based on the rate set forth in Exhibit “A.”  No Leasing Commission shall be earned by Manager unless the following conditions (the “Conditions”) have been satisfied:  (a) Manager shall at such time be entitled pursuant to the terms of this Agreement for payment of such Leasing Commissions, (b) the lease has been fully executed and unconditionally delivered by all parties thereto (or, if delivered conditionally, all conditions subsequent shall have been satisfied or waived in writing by the applicable party) during the term hereof or the Post Termination Period if such lease is with a listed qualified prospect under Section 2.8 herein, (c) the tenant under the lease shall have deposited such security as may be required by the terms of the lease and paid the first month’s fixed rent payable at the time of execution of the lease, and (d) all approvals, consents and agreements required by Owner or the tenant in order for the lease to be effective, including, without limitation, any consents by the holders of existing superior leases or existing superior mortgages, shall have been obtained.

(a)                                 New Leases.  With respect to new leases, upon the satisfaction of the Conditions, Manager shall be entitled to receive a Leasing Commission payable in accordance with the provisions of Exhibit “A.”

(b)                                 Renewal, Relocation, Expansion and Extension Leases.  If at any time during the term, the term of a lease is renewed or extended (a “Renewal Lease”), or a tenant leases additional space pursuant to any options or rights contained in the lease itself (an “Expansion Lease”), or a tenant is relocated, Owner shall pay to Manager an additional commission based on the provisions of Exhibit “A.”

Section 4.3.                                 Disbursement and Payroll.  All rent, proceeds or other sums received by Manager from tenants or occupants shall be deposited promptly when collected by Manager in such bank account or accounts as may from time to time be established and designated to Manager by Owner.  Manager shall open two bank accounts, one known as Manager’s “Disbursement Account” and one to be known as Manager’s “Payroll Account,” or names of similar import.  Owner will deposit therein on a current basis the sums required for current disbursements and payrolls upon receipt of the statements submitted pursuant to Section 3.1(f) or more frequently upon reasonable request of Manager, if required.  Manager agrees that any balance on deposit in such accounts opened by it represents funds of Owner.  Such funds shall not be commingled with other funds collected by Manager for its own account or as agent for others, or with Manager’s own funds, and shall remain on deposit until disbursed in accordance with the terms of this Agreement.  Manager is authorized to sign checks on the aforesaid special accounts or to otherwise withdraw funds therefrom for the sole purpose of making such disbursements as are authorized under the terms of this Agreement.  Upon request, Manager shall deliver to Owner true and complete copies of all statements issued by the bank with respect to such bank accounts.  Manager shall pay in a timely manner all expenses authorized in the Budget or that are in conformance with the terms of this Agreement from the funds collected and deposited into the bank accounts described above, so that no late charges are incurred and no default shall occur.

Section 4.4.                                 Recordkeeping.  The books and records required to be maintained by Manager pursuant to this Agreement shall indicate and separately state all sums received from tenants or occupants of Property, such as minimum rents, percentage rents, heating, ventilation and air conditioning, utility and common area charges, in such form as may reasonably be requested by Owner.

Section 4.5.                                 Additional Services.  If, upon request by Owner, Manager or any of its affiliates shall perform services at Property which, pursuant to this Agreement, would otherwise be contracted out to third parties, Manager shall be entitled to be paid additional fees for such services in amounts to be agreed upon from time to time by Owner and Manager on a case-by-case basis, which shall be subject to the expense reimbursement provisions contained in Section 4.1(a) above.  Generally such services may include, but are not limited to, technical services, redistribution services (such as monitoring utility rate compliance, property consumption, and deregulation status), real estate tax arbitration, tax return preparation and purchase/sale transaction services.  If Manager agrees to render any additional services upon request by Owner, such service arrangement(s) and the to-be-determined fees for each additional service shall be reviewed by Manager and Owner from time to time but no less often than annually in conjunction with the budget review process occurring pursuant to Section 2.2(p) herein.

ARTICLE V
TERMINATION

Section 5.1.                                 Termination by Owner for Fraud, Bankruptcy, Default or Convenience.  Owner may cancel and terminate this Agreement at any time upon prior written notice to Manager from Owner upon the occurrence of any of the following events:

(a)                                 Manager shall commit fraud or willful misconduct, fail to achieve or subsequently maintain the standards required pursuant to Section 2.2 following the notice and cure period provided below, or breach its duties under this Agreement resulting in material damage or loss to Owner, unless, in the case of such breach (but not in the case of any such fraud or willful misconduct), Manager cures such breach and indemnifies Owner for any resulting damages or loss within thirty (30) calendar days after receipt of written notice of such breach from Owner (which notice shall identify the nature and extent of such failure in reasonable detail), provided that if such breach cannot reasonably be cured within such thirty (30)-day period, such period shall be extended to such period as may reasonably be required to effect such cure if Manager commences such cure within such thirty (30)-day period and diligently pursues such cure to completion (but such extension shall not affect the application of Article V hereto) and in the case of any breach by Manager of the provisions of Section 2.2 hereof, the period of such extension is acceptable to Owner and Manager, it being understood and agreed that if Owner and Manager are unable to so agree, the period of such extension shall be thirty (30) days;

(b)                                 In the event that a bankruptcy petition shall be filed by or against Manager, which is not dismissed within sixty (60) days, or in the event that Manager makes an assignment for the benefit of creditors or takes advantage of any insolvency act, or otherwise effects the dissolution, liquidation or other termination of Manager;

(c)                                  A default under any mortgage loan documents encumbering Property shall occur solely as a result of transfer of a direct or indirect interest in Manager which is prohibited under the terms thereof, and such default shall not be cured (or waived by the applicable lender) within thirty (30) days after receipt by Manager of written notice thereof;

(d)                                 The sale or other disposition of Property to any entity other than Owner or its affiliates;

(e)                                  From and after the Anniversary Date, the delivery of the one hundred eighty (180)-days’ prior notice as specified in Section 1.1 of this Agreement; or

(f)                                   By mutual written agreement executed by all parties hereto.

Section 5.2.                                 Termination by Owner for Performance-Related Cause.  Without limiting anything contained in Section 5.1 of this Agreement, if Manager fails to achieve or subsequently maintain the standards of performance required pursuant to Section 2.2 of this Agreement, Owner shall have the right to terminate this Agreement following written notice of any such failure (which notice shall identify the nature and extent of such failure in reasonable detail) and Manager’s failure to remedy such failure within thirty (30) days after receipt of such notice (or, if such failure is not susceptible to being cured within such period, Manager’s failure to promptly commence and diligently complete such cure within any time period which is acceptable to both Manager and Owner).

Section 5.3.                                 Termination by Manager for Fraud, Bankruptcy, Default or Convenience.  Manager may cancel and terminate this Agreement at any time upon prior written notice to Owner from Manager upon the occurrence of any of the following events:

(a)                                 Owner shall commit fraud or willful misconduct or breach its duties under this Agreement resulting in material damage or loss to Manager, unless, in the case of such breach (but not in the case of any such fraud or willful misconduct), Owner cures such breach and indemnifies Manager for any resulting damages or loss within thirty (30) calendar days after receipt of written notice of such breach from Manager (which notice shall identify the nature and extent of such failure in reasonable detail); provided that if such breach cannot reasonably be cured within such thirty (30)-day period, such period shall be extended to such period as may reasonably be required to effect such cure if Owner commences such cure within such thirty (30)-day period and diligently pursues such cure to completion (but such extension shall not affect the application of Article V hereto);

(b)                                 A bankruptcy petition shall be filed by or against Owner, which is not dismissed within sixty (60) days, or in the event Owner makes an assignment for the benefit of creditors or take advantage of any insolvency act, or otherwise effects the dissolution, liquidation or other termination of Owner;

(c)                                  A default under any mortgage loan documents encumbering Property shall occur solely as a result of transfer of a direct or indirect interest in Owner which is prohibited under the terms thereof, and such default shall not be cured (or waived by the applicable lender) within thirty (30) days after receipt by Owner of written notice thereof;

(d)                                 The sale or other disposition of Property to any entity other than Owner or its affiliates;

(e)                                  At any time upon not less than thirty (30) days’ prior written notice; provided that Manager shall continue to provide services in accordance with this Agreement for such additional time, not to exceed one hundred eighty (180) days, as Owner shall require in order to enlist the services of a successor managing agent; or

(f)                                   By mutual written agreement executed by all parties hereto.

Section 5.4.                                 Duties Upon Termination.  Upon the expiration or earlier termination of this Agreement, the obligations of the parties arising after the date of such termination shall cease except that Manager shall:

(a)                                 Deliver to Owner or such other person or persons designated by Owner, all books and records of Property, all funds in its possession belonging to Owner or received by Manager on behalf of Owner, and all leases, subleases, contracts, invoices, corporate files and personal property that may be in Manager’s possession; provided, however, that Manager may retain copies of any of the foregoing for its records;

(b)                                 Assign, transfer or convey to Owner or such other person or persons designated by Owner Manager’s rights pursuant to any service, operation and maintenance agreements pertaining to Property between Manager and another party;

(c)                                  Deliver to Owner a statement describing any fees due to Manager hereunder.  In the event that Owner concurs with Manager’s statement regarding such fees, Owner shall promptly pay Manager such fees, which payment shall be made not later than one hundred eighty (180) days after receipt of Manager’s statement.  However, if Owner does not concur with Manager’s statement, Owner shall promptly pay Manager the amount not in dispute and shall deposit into an escrow account at the office of attorneys selected by Owner, the amount claimed by Manager and in dispute, with instructions that said escrow holder deposit and hold said amount in an interest-bearing account until instructed jointly by Owner and Manager in writing or until ordered by a court of competent jurisdiction to disburse such funds;

(d)                                 Continue to perform its duties hereunder until Owner hires a replacement for Manager (or such earlier time as Owner elects to manage Property itself); and

(e)                                  Cooperate with Owner and any successor property manager in order to ensure an orderly transition of the management of Property.

ARTICLE VI
INDEMNITIES / CONFIDENTIALITY

Section 6.1.                                 Indemnification by Owner.  Owner (but not any direct or indirect owner of Owner) shall indemnify, defend and hold Manager, its officers, employees, and agents harmless from all losses, costs, damages, expenses and liabilities to or for third parties relating to or arising out of Manager’s performance of this Agreement except to the extent that any of the foregoing conditions are proximately caused by Manager’s gross negligence, willful misconduct or fraud.  This Section 6.1 is not intended to increase Manager’s right to reimbursement for any costs, expenses, fees, charges or outlays expressly excluded under Section 4.1.

Section 6.2.                                 Indemnification by Manager.  Manager shall indemnify, defend and hold Owner and its partners, officers, employees and agents harmless from all losses, costs, damages, expenses and liabilities which are proximately caused by Manager’s gross negligence, willful misconduct or fraud.

Section 6.3.                                 Owner Confidential Information.  For purposes of this Agreement, any information, material or documents regarding the ownership, financing, policies, procedures, businesses currently or formerly conducted, or proposed to be conducted, pertaining to Owner or Property that is furnished to, or in possession of, Manager, in each case, in connection with the services provided under this Agreement and irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Manager, its officers, employees and agents, that contain, or otherwise reflect, such information, material or documents is hereinafter referred to as “Owner Confidential Information.”  Owner Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by Manager, its officers, employees and agents not otherwise permissible hereunder; (ii) Manager can demonstrate was or became available to Manager, its officers, employees and agents from a source other than Owner, its officers, employees and agents; or (iii) is developed independently by Manager, its officers, employees and agents without reference to Owner Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by Manager to be bound by a confidentiality or non-disclosure agreement with, or other contractual, legal or fiduciary obligation of confidentiality to Owner, its officers, employees and agents with respect to such information.  To the extent that Owner Confidential Information is made available to Manager, Manager agrees to respect and to cause its officers, employees and agents to respect said confidentiality.  All documents, plans, drawings, correspondence or other materials furnished by Owner to Manager shall remain the property of Owner and, upon the termination of this Agreement or upon Owner’s earlier request, shall be returned to Owner.

Section 6.4.                                 Manager Confidential Information.  For purposes of this Agreement, any information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by Manager furnished to, or in possession of, Owner, in each case, in connection with the services provided under this Agreement and irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Owner, its officers, employees and agents, that contain, or otherwise reflect, such information, material or documents, is hereinafter referred to as “Manager Confidential Information,” and, together with Owner Confidential Information, “Confidential Information.”  Manager Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by Owner, its officers, employees and agents not otherwise permissible hereunder; (ii) Owner can demonstrate was or became available to Owner, its officers, employees and agents from a source other than Manager, its officers, employees and agents; or (iii) is developed independently by Owner, its officers, employees and agents without reference to Manager Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by Owner to be bound by a confidentiality or non-disclosure agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Manager, its officers, employees and agents with respect to such information.  To the extent that Manager Confidential Information is made available to Owner, Owner agrees to respect and to cause its officers, employees and agents to respect said confidentiality.  All documents, plans, drawings, correspondence or other materials furnished by Manager to Owner shall remain the property of Manager and, upon the termination of this Agreement or upon Manager’s earlier request, shall be returned to Manager.

Section 6.5.                                 Limitations on Confidential Information.  For the duration of this Agreement, Manager agrees that access to Owner Confidential Information that is received from Owner, its officers, employees and agents during the course of the performance of this Agreement shall be (a) limited to only those officers, employees and agents of Manager that are providing services under this Agreement and who have been informed of the obligations and restrictions under this Agreement; (b) used only for the purpose of providing services pursuant to this Agreement; and (c) shall otherwise be kept strictly confidential by Manager, its officers, employees and agents, except that Manager may share, to the extent necessary to provide services pursuant to this Agreement, such information to its officers, employees and agents, or to any third party who may have a need to know such information for purposes of providing the services; provided, that any of Manager’s officers, employees and agents or any third-party service provider shall have agreed to be bound by this Section 6.5 and shall be liable for any breaches of this Section 6.5 by any of Manager’s officers, employees and agents or any third-party service provider.  The obligations under this Section 6.5 shall not apply to (a) information that is already in the possession of Manager, its officers, employees and agents; (b) information that becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by Manager, its officers, employees and agents; or (c) information that becomes available to Manager, its officers, employees and agents on a non-confidential basis from a source other than Owner, its officers, employees and agents; provided that such source is not known by Manager, its officers employees and agents, after reasonable inquiry, to be subject to an obligation of confidentiality or other obligation of secrecy to Owner.

Section 6.6.                                 Required Disclosure.  Either party may disclose Confidential Information to the extent reasonably necessary in connection with the enforcement of this Agreement or as required by law or legal or regulatory process (including to the extent requested by any governmental authority in connection with any such law or legal or regulatory process), including any tax audit or litigation.  If either party, or any third party with whom Manager has shared Owner Confidential Information received from Owner, its officers, employees and agents during the course of the performance of this Agreement, is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any governmental authority, or pursuant to applicable law, to disclose or provide any Confidential Information, the party or third party receiving such request or demand shall use commercially reasonable efforts to provide the party whose Confidential Information is subject to such request or demand with written notice of such request or demand as promptly as practicable, under the circumstances, so that such relevant party shall have an opportunity to seek an appropriate protective order.  The party or third party receiving such request or demand agrees to take, and to cause its officers, employees and agents to take, at the expense of the party whose Confidential Information is subject to such request or demand, all other reasonable steps necessary to obtain confidential treatment of the Confidential Information in question.  Subject to the foregoing, the party or third party that receives such a request or demand may thereafter disclose or provide Confidential Information, to the extent required by law (as so advised by counsel), or by lawful process of such governmental authority.

ARTICLE VII
LIMITATION ON LIABILITY

Notwithstanding anything herein to the contrary, Manager will not be directly or indirectly liable or accountable for the losses, debts or liabilities of or obligations incurred by Owner with respect to Property other than losses, debts, liabilities or obligations proximately caused by Manager’s gross negligence, willful misconduct or fraud in performance of this Agreement.

ARTICLE VIII
ASSIGNMENT

This Agreement shall not be assigned by Manager or Owner without the prior written consent of the other party and this Agreement and monies due or to become due hereunder may not be pledged, encumbered or otherwise hypothecated by Manager; provided, however, that notwithstanding anything set forth herein to the contrary, Manager may, without Owner’s prior consent, assign all of its right, title and interest hereunder to any subsidiary or affiliate of Manager.

ARTICLE IX
MISCELLANEOUS

Section 9.1.                                 Insurance Policies.

(a)                                 Owner reserves the right, at all times, to place all insurance policies with respect to Property and its operation, except for Workers’ Compensation insurance with respect to Manager’s employees.  Owner agrees that Manager shall be included as an additional insured in the policies covering general public liability insurance.  In the event Manager is authorized by Owner to place insurance policies, the companies, the general agents, the amounts of coverage and the risks insured shall all be subject to the approval of Owner.

(b)                                 Manager, at Manager’s expense, or, at Owner’s election, Owner, at Manager’s expense, shall forthwith procure and thereafter keep in effect a blanket employee dishonesty insurance policy satisfactory in form and substance to Owner, which insurance shall be in an amount equal to [•] times the monthly Gross Rent and issued by a bonding, insurance or casualty company reasonably satisfactory to Owner.

(c)                                  Owner and Manager release each other, and their respective employees and agents, from any claims for damage or loss to any person or to Property that are caused by or result from risks insured under any insurance policies carried by said parties and in force at the time any such damage occurs.  Each party shall use reasonable efforts to cause each insurance policy obtained by it to provide that the insurer waives all right of recovery by way of subrogation against either party in connection with any damage covered by said insurance policy.

Section 9.2.                                 Authorized Agent.  Where consent of Owner is herein required, such consent shall be given or denied by such persons as may from time to time be appointed to serve as their designated representatives.

Section 9.3.                                 Inquiries and Notice.  All notices, demands, consents or approvals hereunder shall be in writing and shall be deemed to have been given (a) three (3) business days after the same are sent by certified or registered mail, postage prepaid, return receipt requested, (b) when delivered by hand or (c) two (2) business days after the same are sent by a reliable overnight courier service, with acknowledgment of receipt, in each case, to the parties at their respective addresses set forth below (or at such other addresses as such parties may designate by notice to the other parties):

Lease Request Forms:

To:                             [•]
[•]

with a copy to:

To:                             [•]
[•]

with a copy to:

[•]

All Other Notices:

if to Owner, at:

[•]
c/o [•]
225 West Washington Street
Indianapolis, IN  46204
Attention:  [•]

with a copy to:

[•]

if to Manager, at:

225 West Washington Street
Indianapolis, Indiana  46204
Attention:  Executive Vice President-Property Management

with a copy to:

Property
Attention:  Mall Manager

Section 9.4.                                 Successors and Assigns.  This Agreement shall be binding upon and inure to the successors and permitted assigns of the parties hereto.

Section 9.5.                                 Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Indiana.

Section 9.6.                                 Inspection Rights.  Owner and its duly appointed agents and representatives shall have access to Property at all reasonable times for the purpose of inspecting same and for other legitimate purposes.

Section 9.7.                                 Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

Section 9.8.                                 Amendments.  No amendment, modification or waiver of this Agreement, or any part hereof, shall be valid or effective unless in writing and signed by Owner and by Manager.

Section 9.9.                                 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument.  Signatures to this Agreement, any amendment hereof and any notice given hereunder, may be executed and transmitted by facsimile (or by copies of physically signed documents exchanged via email attachments in PDF format or equivalent) all of which shall be valid and effective to bind the party so signing.

Section 9.10.                          No Waiver.  No consent or waiver, either expressed or implied, by any party, of any breach or default by the other party hereto in the performance of such other party’s obligations under this Agreement shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such other party of the same or any other obligation of such other party under this Agreement.  Failure by any party to complain or to pursue complaints with respect to any act or failure to act of any other party, or failure by any party to declare any other party in default, irrespective of how long such default continues, shall not constitute a waiver by such party of the rights and remedies therefor under this Agreement or otherwise at law or in equity.

Section 9.11.                          Entire Agreement.  This Agreement supersedes any prior understanding or written or oral agreements between the parties respecting the within subject matter and contains the entire understanding between the parties with respect thereto.

Section 9.12.                          No Implied Relationship.  Nothing contained in this Agreement shall be deemed or construed to create a joint venture or relationship of employer and employee between Owner and Manager or to cause Manager to be responsible in any way for the debts or obligations of Owner or any other party, it being the intention of the parties that the only relationship hereunder is that of agent and principal, and Manager will not represent to anyone that its relationship to Owner is other than as set forth herein.

Section 9.13.                          Exhibit A.  The Exhibit A referred to in and attached to this Agreement is incorporated herein in full by reference.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

OWNER

By:

MANAGER

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